Exhibit 99.1

Masimo Reports Fourth Quarter and Full Year 2012 Financial Results;

Provides 2013 Financial Guidance

Q4 2012 Highlights (compared to Q4 2011):

•	Product revenue rose 20% to $125.3 million
•	Masimo rainbow revenue rose 13% to $11.1 million
•	Shipped 42,700 Masimo SET® and Masimo rainbow® SET units
•	Net income was $15.0 million, with EPS of $0.26 versus $0.23 in the year-ago period

Full Year 2012 Highlights (compared to 2011):

•	Product revenue rose 14% to $464.9 million
•	Masimo rainbow revenue rose 18% to $40.3 million
•	Shipped 146,400 Masimo SET® and Masimo rainbow® SET units, increasing worldwide installed base by 11%
•	Net income was $62.3 million, with EPS of $1.07 versus $1.05 in 2011

Irvine, California, February 14, 2013 – Masimo (NASDAQ: MASI) today announced its financial results for the fourth quarter and year ended December 29, 2012.

Masimo’s total fourth quarter revenue, including royalties, rose 18% to $132.2 million, compared to $112.3 million for the fourth quarter of 2011. Fourth quarter 2012 product revenue rose 20% to $125.3 million, compared to $104.7 million for the fourth quarter of 2011. The company’s worldwide end-user product revenue grew 18% in the fourth quarter of 2012 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, rose 28% compared to the same period in 2011. Revenue from sales of Masimo rainbow products rose 13% to $11.1 million in the fourth quarter, compared to $9.8 million for the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $15.0 million, or $0.26 per diluted share, compared to net income of $13.8 million, or $0.23 per diluted share, in the fourth quarter of 2011. The fourth quarter 2012 results were impacted by a $1.3 million non-operating expense primarily related to realized and unrealized net losses on foreign currency denominated transactions due to strengthening of the U.S. dollar against the Japanese yen, and suspension of the federal research tax credit in fiscal 2012, which combined to reduce fourth quarter 2012 EPS by approximately $0.03.

For 2012, Masimo’s total revenue, including royalties, rose 12% to $493.2 million, compared to $439.0 million for 2011. Total 2012 product revenue rose 14% to $464.9 million, compared to $406.5 million for 2011. The company’s worldwide end-user revenue grew 16% in 2012 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, rose 8% compared to 2011. Revenue from sales of Masimo rainbow products rose 18% to $40.3 million in 2012, compared to $34.1 million in 2011. Total 2012 rainbow revenue included a 48% increase in total hemoglobin (SpHb) sales compared to 2011.

Net income for 2012 was $62.3 million, or $1.07 per diluted share, compared to net income of $63.7 million, or $1.05 per diluted share, in 2011. The 2012 results were impacted by a $1.4 million non-operating expense primarily related to realized and unrealized net losses on foreign currency denominated transactions due to strengthening of the U.S. dollar against the Japanese yen, and the suspension of the federal research tax credit in fiscal 2012, which combined to reduce 2012 EPS by approximately $0.03. The 2012 results also included a $0.06 per share loss attributed to Masimo’s 2012 acquisitions of PHASEIN AB and Spire Semiconductor.

During the fourth quarter, the company shipped approximately 42,700 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, up 24% compared to approximately 34,400 in the same prior-year period. For 2012, Masimo shipped approximately 146,400 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, down 1% compared to approximately 148,200 in 2011. Masimo estimates its worldwide installed base as of December 29, 2012 to be 1,088,000 units, up 11% from 979,000 units as of December 31, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We finished 2012 with a 20% rise in fourth quarter product revenue. We’ve entered 2013 fully focused on advancing our mission, strategy, and 2013 objectives, which is to continue to grow our core SET Pulse Oximetry business by increasing our presence in critical care and the general ward, while leveraging our breakthrough rainbow Pulse CO-Oximetry platform to pursue new opportunities in and beyond the hospital setting.”

As of December 29, 2012, Masimo’s cash and cash equivalents were $71.5 million, compared to $129.9 million as of December 31, 2011. The change reflects primarily net cash generated from operations, offset by $37.4 million in cash used to acquire PHASEIN AB and Spire Semiconductor, $26.3 million in cash used to repurchase shares of Masimo common stock and $57.3 million used to pay a special $1.00 per share cash dividend to stockholders on December 11, 2012.

2013 Financial Guidance

Masimo expects fiscal 2013 total revenue to be approximately $548 million, including product revenue of $520 million and royalty revenue of $28 million. Included in the 2013 product revenue guidance is a rainbow revenue expectation of $50 million. The company expects fiscal 2013 GAAP earnings per share to be $1.14. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 92598385. After the live webcast, the call will be available on Masimo’s website through March 14, 2013. In addition, a telephonic replay of the call will be available through February 28, 2013. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 92598385.

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOCTM), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow® Acoustic MonitoringTM, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow® SET® technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. And in 2012, Masimo acquired the assets of Spire Semiconductor, LLC, a maker of advanced light emitting diode (LED) and other advanced component-level technologies; and PHASEIN AB, a developer and manufacturer of ultra-compact mainstream and sidestream capnography, multigas analyzers, and handheld capnometry solutions. Masimo SET® and Masimo rainbow® SET® technologies also can be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcome and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; demand for our technologies; and expectations for total revenue, royalty revenue and product revenue, including rainbow revenue, and GAAP earnings per share, for the full fiscal year 2013, as well as the expected benefit from the recent reinstatement of the federal research tax credit . These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the integration of acquisitions; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Mike Drummond
(949) 297-7043	(949) 297-7434
saronson@masimo.com	mdrummond@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 29, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$71,554	$129,882
Accounts receivable, net of allowance for doubtful accounts	67,911	57,013
Royalties receivable	7,130	7,102
Inventories	47,358	45,944
Prepaid expenses	6,507	6,424
Prepaid income taxes	2,080	2,986
Deferred tax assets	12,911	11,576
Other current assets	3,896	2,008

Total current assets	219,347	262,935
Deferred cost of goods sold	52,103	51,679
Property and equipment, net	23,924	15,239
Intangible assets, net	27,363	11,393
Goodwill	22,824	448
Deferred tax assets	22,363	16,766
Other assets	8,022	7,644

Total assets	$375,946	$366,104

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$27,033	$27,302
Accrued compensation	25,021	19,717
Accrued liabilities	16,648	12,297
Income taxes payable	1,504	570
Deferred revenue	19,278	16,019
Current portion of capital lease obligations	55	48

Total current liabilities	89,539	75,953
Deferred revenue	576	984
Capital lease obligations, less current portion	60	74
Other liabilities	10,103	9,427

Total liabilities	100,278	86,438
Equity
Masimo Corporation stockholders’ equity:
Common stock	57	58
Treasury stock	(63,664)	(37,396)
Additional paid-in capital	258,783	243,528
Accumulated other comprehensive income	3,542	1,274
Retained earnings	74,361	69,364

Total Masimo Corporation stockholders’ equity	273,079	276,828
Noncontrolling interest	2,589	2,838

Total equity	275,668	279,666

Total liabilities and equity	$375,946	$366,104

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Revenue:
Product	$125,284	$104,716	$464,928	$406,487
Royalty	6,877	7,625	28,305	32,501

Total revenue	132,161	112,341	493,233	438,988
Cost of goods sold	44,980	38,729	166,982	144,854

Gross profit	87,181	73,612	326,251	294,134
Operating expenses:
Selling, general and administrative	51,567	43,930	193,948	169,205
Research and development	13,341	9,619	47,077	38,412

Total operating expenses	64,908	53,549	241,025	207,617

Operating income	22,273	20,063	85,226	86,517
Non-operating income (expense)	(1,273)	(468)	(1,405)	14

Income before provision for income taxes	21,000	19,595	83,821	86,531
Provision for income taxes	6,159	5,429	21,883	22,478

Net income including noncontrolling interest	14,841	14,166	61,938	64,053
Net (income) loss attributable to noncontrolling interest	166	(346)	334	(353)

Net income attributable to Masimo Corporation stockholders	$15,007	$13,820	$62,272	$63,700

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.26	$0.23	$1.08	$1.07

Diluted	$0.26	$0.23	$1.07	$1.05

Weighted average shares used in per share calculations:
Basic	57,260	59,223	57,445	59,659

Diluted	58,145	60,180	58,374	60,845

Cash dividend declared per share	$1.00	$—	$1.00	$—

The following table presents the total share-based compensation expense (benefit) that is included in each functional line item of the consolidated statements of income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Cost of goods sold	$(6)	$(36)	$479	$383
Selling, general and administrative	2,315	2,709	10,776	10,268
Research and development	755	836	2,842	3,025

Total	$3,064	$3,509	$14,097	$13,676

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year ended December 29, 2012	Year ended December 31, 2011
Cash flows from operating activities:
Net income including noncontrolling interests	$61,938	$64,053
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	9,369	7,342
Share-based compensation	14,097	13,676
Provision for doubtful accounts	231	231
Provision for obsolete inventory	1,063	2,130
Provision for warranty costs	2,489	2,592
Benefit from deferred income taxes	(6,806)	(3,217)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	338	1,650
Excess tax deficit (benefit) from share-based compensation arrangements	748	(67)
Realized foreign exchange gain on forward contracts	(586)	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,130)	(7,549)
(Increase) decrease in royalties receivable	(28)	4,898
Increase in inventories	(524)	(3,046)
Increase in deferred cost of goods sold	(409)	(4,526)
(Increase) decrease in prepaid expenses	186	(1,874)
Decrease in prepaid income taxes	1,255	366
Increase in other assets	(2,193)	(1,502)
Increase (decrease) in accounts payable	(1,726)	5,159
Increase (decrease) in accrued compensation	4,827	(1,333)
Increase (decrease) in accrued liabilities	450	(77)
Increase (decrease) in income taxes payable	198	(89)
Increase (decrease) in deferred revenue	2,850	(921)
Increase (decrease) in other liabilities	(2,203)	1,061

Net cash provided by operating activities	75,434	78,957

Cash flows from investing activities:
Purchases of property and equipment	(10,828)	(5,057)
Increase in intangible assets	(3,664)	(2,451)
Cash paid for acquisitions, net of cash acquired	(37,399)	—

Net cash used in investing activities	(51,891)	(7,508)

Cash flows from financing activities:
Repayments on capital lease obligations	(26)	(50)
Proceeds from issuance of common stock	1,642	5,943
Excess tax (deficit) benefit from share-based compensation arrangements	(748)	67
Dividends paid	(57,275)	—
Repurchases of common stock	(26,268)	(36,187)
Short swing profit recovery	—	73
Net proceeds from settlement of forward contracts	586	—

Net cash used in financing activities	(82,089)	(30,154)

Effect of foreign currency exchange rates on cash	218	282

Net increase (decrease) in cash and cash equivalents	(58,328)	41,577
Cash and cash equivalents at beginning of period	129,882	88,305

Cash and cash equivalents at end of period	$71,554	$129,882